WPT Enterprises Engages Advisor to Explore Strategic Alternatives

LOS ANGELES, Feb. 7 /PRNewswire-FirstCall/ — WPT Enterprises, Inc. (Nasdaq: WPTE), developer and owner of the World Poker Tour® and the Professional Poker Tour™, announced today that it has engaged Thomas Weisel Partners LLC as its financial advisor to assist it in exploring strategic alternatives, including, but not limited to, the sale or merger of the business with another entity offering strategic opportunities for growth.

“Since its launch in 2002, the World Poker Tour has established itself as the premiere televised poker series in the United States and in many international markets. Additionally, we are leveraging the World Poker Tour brand through our real-money gaming website, WPTonline.com, to take advantage of the growing market for online poker,” said WPT Enterprises’ President and Chief Executive Officer Steve Lipscomb. “We believe that in order to fully take advantage of the brand we have created in online gaming, we need to seek opportunities to increase our scale and reach. Accordingly, we have hired an advisor to assist us in exploring strategic alternatives with the goal of increasing our presence in online gaming and maximizing shareholder value.”

In making the announcement, the company stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction. The company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has made a decision.

About WPT Enterprises, Inc.

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 130 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly held company. Photos and media information can be found online at: www.worldpokertour.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking/related to the exploration by the Company of strategic alteratives. Such forward-looking information involves important risks and uncertainties. Results may differ from those expressed or implied in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Contact:
Todd Steele/ WPT: 323-330-9900
tsteele@worldpokertour.com